Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Gogoro Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares(4)	457(c)	163,775,500	$6.13(2)	$1,003,943,815(2)	$0.0000927	$93,066

Fees to be Paid	Equity	Ordinary Shares issuable on exercise of Warrants (5)	457(f)(1)	9,400,000	$11.50(3)	$108,100,000(3)	$0.0000927	$10,021

Carry Forward Securities

Carry Forward Securities	Equity	Ordinary Shares issuable on exercise of Warrants (6)	457(p)	26,650,000	$11.50(3)	$306,475,000(3)	$0.0000927	$28,411	F-4	333-261181	March 17, 2022	$28,411

	Total Offering Amounts					$1,418,518,815		$131,498

	Total Fees Previously Paid							$28,411

	Total Fees Offsets							$28,411

	Net Fee Due							$103,087

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Gogoro Inc., a Cayman Islands exempted company (“Gogoro” or the “Company”) is also registering an indeterminate number of additional ordinary shares of Gogoro, par value $0.0001 per share (“Ordinary Shares”) that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be offered by the selling securityholders named in this Registration Statement, and the Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Based on the average of the high ($6.29) and low ($5.96) prices of our Ordinary Shares on the Nasdaq Global Select Market on April 29, 2022.
(3)	Based on the exercise price of Warrants (as defined below) which is $11.50.
(4)

Represents (a) 29,482,000 Ordinary Shares purchased by certain investors on April 4, 2022 (the “Closing Date”) pursuant to separate subscription agreements dated September 16, 2021, January 18, 2022 and March 21, 2022, (b) 125,668,500 Ordinary Shares beneficially owned by certain shareholders of the Company prior to the Closing Date (inclusive of up to 7,075,741 Ordinary Shares issuable to such shareholders pursuant to the earnout provisions of the Merger Agreement (as defined in the Prospectus)), and (c) 8,625,000 Ordinary Shares issued to certain affiliates of Poema Global Partners LLC (the “Sponsor”). These shares are registered for resale on this Registration Statement.

(5)	Represents Ordinary Shares issuable upon the exercise of the Private Placement Warrants (as defined below). These shares are registered for resale on this Registration Statement.
(6)

Represents (a) 17,250,000 Ordinary Shares of the Company issuable upon the exercise of 17,250,000 redeemable warrants to purchase Ordinary Shares (the “Public Warrants”), and (b) 9,400,00 Ordinary Shares issuable upon the exercise of 9,400,000 private placement warrants (the “Private Placement Warrants,” together with the Public Warrants, the “Warrants”) held by certain affiliates of the Sponsor.